Huttig Appoints Two New Board Members

ST. LOUIS, MO -- (Marketwired - June 22, 2015) - Huttig Building Products, Inc. ("Huttig") (NASDAQ: HBP) today announced the expansion of its Board of Directors and appointment of two new members, James Hibberd and Patrick Larmon.

Mr. Hibberd is currently Senior Vice President of Gexpro Electrical Distribution, a division of Rexel. Gexpro, formerly GE Supply, is an international distributor of electrical supplies and apparatus. Gexpro was acquired by Rexel in 2006. Mr. Hibberd previously held various leadership positions in management and business development with General Electric Corporation beginning in 1988. Mr. Hibberd has a BA in Finance and a minor in Economics from San Jose State University.

Mr. Larmon is currently the President and Chief Executive Officer of North American operations of Bunzl plc. Mr. Larmon joined Bunzl in 1990, became President of the North American operations in 2003, and additionally assumed the role of Chief Executive Officer in 2004. Mr. Larmon is an Executive Director of Bunzl plc., a multinational distribution and outsourcing company listed on the London Stock Exchange that distributes non-food consumable products, including food packaging, cleaning supplies, and personal protective equipment. Mr. Larmon is a CPA and holds a M.B.A from Loyola University of Chicago. He also has a BS in Economics from Illinois Benedictine University and a Masters of International Business from St. Louis University.

Huttig's Chairman of the Board, Mr. Delbert H. Tanner, said, "Under the leadership of Mr. R.S. Evans, Huttig's previous Chairman, Huttig embarked on a Board transition and succession planning process that began with Mr. Evans' announcement that he would retire from the Board in April 2016. As a result, we are pleased to announce the appointment of Jim and Pat to the Board. They are both leaders in their respective industries and their extensive experience in distribution and business development will be extremely valuable to Huttig as we continue to execute our growth and value creation strategies."

Messrs. Hibberd and Larmon will each serve until Huttig's next annual meeting of stockholders in 2016, at which time the Board expects that they will be nominated for re-election.

About Huttig

Huttig, currently in its 130th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include but are not limited, to changes relating to future financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, obligations with respect to environmental remediation, deterioration in our relationship with our unionized employees, including work stoppages or other disputes, and the financial impact of litigation or contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited, to those detailed in Huttig's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

For more information, contact:

Don Hake
investor@huttig.com